                                                                   Exhibit 10.11

                            TIME BROKERAGE AGREEMENT

         THIS TIME BROKERAGE AGREEMENT ("Agreement"), dated as of October 31, 1997, is made and entered into by and between Radio Unica Corp., a Delaware corporation ("Unica"), and Texas Lotus Corp., a Texas corporation ("Lotus").

         WHEREAS, Lotus is the owner and operator of radio station KZDC, 1250 kHz, licensed to San Antonio, Texas (the "Station");

         WHEREAS, Unica and Lotus have entered into that certain Option Agreement, dated as of October 31, 1997 (the "Option Agreement"), pursuant to which Lotus has granted to Unica an option (the "Option") to purchase substantially all of the assets of the Station pursuant to the Asset Purchase Agreement (the "Asset Purchase Agreement") attached as an exhibit to the Option Agreement;

         WHEREAS, Lotus desires to make available to Unica substantial broadcasting time on the Station; and

         WHEREAS, Unica is engaged in the business of radio broadcasting and desires to avail itself of the Station's available broadcast time through December 31, 2001.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, Unica and Lotus agree as follows:

1.       Commencement Date and Facilities.

         Commencing 12:01 a.m. on Monday, January 5, 1998 (the "Operational Commencement Date"), Lotus shall broadcast, or cause to be broadcast, over the Station transmission facilities certain programming, consisting of programs, announcements and advertising (the "Programming"), originating at Unica's studio and delivered to Lotus by Unica in compliance with the provisions of Section 5(a) of this Agreement. Unica shall deliver the Programming to Lotus's transmitter site at Unica's exclusive cost, by means reasonably acceptable to Lotus.

2.       Term.

         This Agreement is effective immediately and, unless sooner terminated, extended or renewed as hereinafter provided, shall end on December 31, 2001 (the "Initial Term"). In the event the Option is exercised by Unica, the Initial Term of this Agreement shall end upon the Closing (as defined in the Asset Purchase Agreement) or the termination of the Asset Purchase Agreement pursuant to the terms thereof, it being expressly agreed and understood that termination of the Asset Purchase Agreement shall not result in the Initial Term of this Agreement ending prior to December 31, 2001. At any time prior to October 1, 2001, Unica, at its sole option, by written notice to Lotus, may renew this Agreement, in which case this Agreement, unless sooner terminated, shall end on December 31, 2004 (the "Renewal Term," and together with the Initial Term, the "Term").

3.       Payments by Unica.

         (a) Unica hereby agrees to pay Lotus (i) during the Initial Term, a quarterly fee (prorated for partial quarters) as provided in Attachment A to this Agreement and (ii) if this Agreement is renewed pursuant to the last sentence of Section 2, then, during the Renewal Term, a quarterly fee (prorated for partial quarters) as provided in Attachment B to this Agreement. Amounts payable by Unica to Lotus pursuant to this Agreement shall be payable in advance without notice or demand on the first business day of each quarter during the term hereof, except that Unica shall pay Lotus, on the date hereof, the full amount due hereunder for the first quarter of 1998, such amount to be paid by wire transfer of funds to an account specified by Lotus in writing. All payments to Lotus hereunder shall be made without deductions or offset and shall be non-refundable, except as otherwise provided in this Agreement.

         (b) Subsequent payments will be made by check delivered to Lotus at 6290 Sunset Blvd., Suite 1600, Los Angeles, CA 90028, or such other address as Lotus may select pursuant to Section 27 hereof, provided that, if Lotus has given wire transfer instructions to Unica, Unica will be required to make all payments by wire transfer of funds to the account specified by Lotus.

         (c) Unica shall be solely responsible for and shall pay in a timely manner all direct and indirect costs incurred by Unica in producing, providing and delivering the Programming including, but not limited to, (i) program costs,
(ii) sales costs, (iii) Station advertising and promotion costs, (iv) costs related to Unica's audio lines to Lotus's studio or transmitter, (v) salaries, payroll taxes, insurance, health benefits and related costs of personnel employed by Unica in connection with the Programming supplied to Lotus, sales and promotion of radio time and, (vi) income, gross receipts, sales, personal property, and other taxes of any nature whatsoever and costs related to Unica's programming of the Station.

         (d) The failure of Lotus to demand or insist upon timely and full payment of any payment due hereunder, shall not constitute a waiver of Unica's obligations under this Section 3.

4.       Payments by Lotus.

         Lotus shall be solely responsible for and shall pay in a timely manner the following costs of the Station: (i) rents, utilities, insurance and maintenance costs relating to the Station's tower and transmitter site facilities and other real and personal property relating to, or used by, the Station; (ii) Lotus's telephone, sale or delivery and postal service expenses relating to the Station; (iii) the salaries, payroll taxes, insurance, health benefits and related costs of personnel employed by Lotus in the operation of the Station following the Operational Commencement Date; and (iv) income, gross receipts, sales, personal property, excise or any other taxes of any nature whatsoever pertaining to the Station and costs related to the production and broadcast of material supplied by Lotus pursuant to Section 5(b) of this Agreement ("Lotus Programming").

5.       Programs.

         (a) Unica shall furnish or cause to be furnished, at its own cost, material in broadcast-ready form for broadcast on the Station pursuant to this Agreement at all times other than the times of the Lotus Programming, and all such Unica programs shall accord with the Communications Act of 1934, as amended (as so amended, the "Act"), and all other applicable statutes and Federal Communications Commission ("FCC") policies and requirements. All rights, including without limitation all ownership rights and rights of use, relating to the Programming shall belong exclusively to Unica, and Lotus shall have no rights of any kind in or to such programs and hereby disclaims all rights thereto.

         (b) Lotus reserves the following periods to present Lotus Programming:
Sunday mornings from 6:00 a.m. to 10:00 a.m. Upon reasonable notice from Lotus, Unica instead of Lotus will program those hours at Unica's expense and Unica will retain any proceeds resulting therefrom.

6.       Employment.

         (a) Lotus shall be solely responsible for, and shall indemnify Unica, its directors, officers, employees, contractors, agents, or affiliates from and against, all claims, costs, losses, liability, damages, and other expenses (including reasonable professional fees and disbursements) relating to, salaries, taxes, insurance, severance, bonuses and other benefits or obligations due or payable to: (i) all personnel (other than employees of Unica) used in the production of Lotus Programming hereunder or necessary to fulfill Lotus's obligations hereunder; and (ii) all employees of Lotus.

         (b) Unica shall be solely responsible for, and shall indemnify Lotus, its directors, officers, employees, contractors, agents or affiliates from and against, all claims, costs, losses, liability, damages, and other expenses (including reasonable professional fees and disbursements) relating to, salaries, taxes, insurance, severance, bonuses, and other benefits or obligations due or payable to: (i) all personnel (other than employees of Lotus) used in the production of the Programming hereunder or necessary to fulfill Unica's obligations hereunder; and (ii) all employees of Unica.

7.       Handling of Mail and Public File.

         To the extent that either Lotus or Unica receives or handles mail, cables, telecopies, telephone calls or other communications in connection with any material broadcast over the

Station during the term of this Agreement, the party promptly shall (a) advise the other, in writing, of any public or FCC complaint or inquiry concerning the Programming or the Lotus Programming, or both and (b) deliver to the other a copy of any written communications from the public or the FCC. Unica also shall deliver to Lotus copies of all operating and programming information relating to Unica, including, without limitation, the Station's operating logs, necessary to maintain the public file and other records required to be kept by FCC regulations, rules and policies. During the term of this Agreement, Unica, as to the Programming, also shall maintain and deliver to the Station and Lotus such records and information required by the FCC to be placed in the public inspection file of the Station relating to the broadcast of political programming and advertisements, in accordance with the provisions of Sections
73.1943 and 73.3526 of the FCC's rules, and pertaining to the broadcast of sponsored programming addressing political issues or controversial issues of public importance, in accordance with the provisions of Section 73.1212 of the FCC's rules. Unica also shall consult with Lotus concerning the Programming to ensure that the Station is compliant with the Act and all other applicable statutes and the rules, regulations and policies of the FCC, as announced from time to time, with respect to the carriage of political advertisements and programming (including, without limitation, the rights of candidates and, as appropriate, others to "equal opportunities") and the charges permitted therefor. Unica shall provide to the Station such documentation relating to the Programming as Lotus reasonably shall request. Lotus shall be responsible for providing the personnel necessary to maintain a complete public file (as required by the FCC) and to compile and file all required quarterly issues/programs lists for the Station.

8.       Maintenance of Equipment.

         (a) The transmitter equipment and antennas used for the Station's broadcasts owned by Lotus (the "Transmission Equipment") shall be maintained by Lotus in a condition consistent with good engineering practices and in compliance in all material respects with the Act and all other applicable rules, regulations and technical standards of the FCC. Lotus shall maintain power and modulation of the Station broadcasts in a manner consistent with Lotus's past practices. All capital expenditures reasonably required to maintain the technical quality of the Station's Transmission Equipment and its compliance with applicable laws and regulations shall be made at the sole expense and in the sole discretion of Lotus. Except for maintenance of the Transmission Equipment, Lotus shall have no obligation to obtain or maintain any equipment necessary to the broadcast by Unica of the Programming covered by this Agreement.

         (b) All equipment whether or not owned by Lotus necessary for the delivery of the Programming and the Lotus Programming to the Station's transmitter site and all transmitter equipment and antennas owned by Unica shall be paid for and/or maintained by Unica in a condition consistent with good engineering practices and in compliance in all material respects with the Act and all other applicable rules, regulations and technical standards of the FCC. All capital expenditures reasonably required to maintain the technical quality of the broadcast equipment and its compliance with applicable laws and regulations shall be made at the sole expense and in the sole discretion of Unica. Upon termination or expiration of this Agreement, other than pursuant to the Closing (as defined in the Asset Purchase Agreement), at Lotus's request, Unica promptly shall remove any of its property, at its sole cost and under Lotus's supervision, from any premises of the Station.

9.       Responsibility for Production Expenses.

         Unica shall pay for all costs associated with producing, providing and delivering the Programming and sale of radio time, all fees to ASCAP, BMI and SESAC and any other music licensing organization, attributable to the Programming and any other copyright fees attributable to the Programming. Unica shall pay any costs associated with any affiliation with any network.

10. Control of the Station.

         During the term of this Agreement, Lotus shall maintain ultimate and unfettered control over the Station's facilities and Unica agrees that it will permit Lotus to take any and all steps necessary to maintain such control continuously throughout the term of this Agreement. Lotus and Unica acknowledge and agree that Lotus's responsibility to retain control is an essential element of the continuing validity and legality of this Agreement. Lotus shall provide and pay for: (a) a General Manager for the Station, who shall report solely to, and be accountable solely to, Lotus and who shall direct the day-to-day operations of the Station; and (b) such other engineering, programming and other personnel as are necessary to fulfill Lotus's obligations under this Agreement, including but not limited to personnel necessary for any remote control facilities to be manned by Lotus's personnel to meet FCC operating requirements, all in accordance with FCC policies, which currently require Lotus to employ at the Station at least one full time management employee (who shall be the General Manager referred to in clause (a) of this Section 10) and one full time staff employee (or part time employees equivalent to one full time staff employee), who shall serve as a receptionist for Lotus and for Unica and whose compensation and benefits shall be paid fifty percent (50%) by Lotus and fifty percent (50%) by Unica and who shall be housed at Lotus's studio. Lotus shall retain control, said control to be reasonably exercised, over the policies, programming and operations of the Station, including, without limitation, the right to decide whether to accept or reject any programming or advertisements, and the right to take any other actions necessary to comply with the laws of the United States and of the State of Texas and the rules, regulations and policies of the FCC, including the FCC rule prohibiting unauthorized transfers of control. Lotus shall maintain its main studio within the Station's principal community contour and Unica shall take such actions as Lotus may reasonably request to ensure such requirements are met. Unica shall not represent, warrant or hold itself out as the Station's owner and shall sell all advertising time and enter into all agreements in its own name. Lotus reserves the right to refuse to broadcast any program or programs containing matter which is, or in the reasonable opinion of Lotus may be, violative of any right, law, or governmental rule, regulation or policy.

11.      Special Events.

         Lotus has the right to reject any of the Programming and to substitute on a temporary basis a program that, in the reasonable opinion of Lotus, is of greater local or national importance. Lotus confirms that no Programming shall be rejected on the basis of Programming performance or ratings, advertiser reaction or the availability of alternative programming (including, but not limited to, sporting events or paid programming) that Lotus believes to be more profitable or more attractive. Unica shall deliver a program schedule to Lotus four (4) weeks in advance and, in the event of such rejection and substitution, Lotus shall give Unica written notice of such rejection and substitution, and the reasons therefor, at least three (3) weeks in advance of the scheduled broadcast, or as soon thereafter as possible (including an explanation of the cause of any lesser notice). In the event of such preemption, Unica shall receive a payment credit in an amount equal to the loss of revenue by Unica which shall equal the loss of the Station's local and national revenues and the Station's allocation of Radio Unica network revenues. The Station's allocation of Radio Unica network revenues shall be equal to the percentage of Radio Unica network revenues that is the same percentage determined by dividing the Hispanic population of the San Antonio market by the total Hispanic population reached by the Radio Unica network.

12.      Force Majeure.

         Any failure or impairment (i.e., failure to broadcast at Station's full authorized power) of facilities or any delay or interruption in broadcast programs, or failure at any time to furnish facilities, in whole or in part, for broadcasting, due to any acts of God, strikes or threats thereof or force majeure or due to any other causes beyond the reasonable control of Lotus or Unica shall not constitute a breach of this Agreement and Lotus or Unica, as the case may be, will not be liable to the other party hereto therefor, provided such party uses reasonable diligence to correct such failure or impairment as soon as is reasonably possible.

13. Station's IDs.

         Lotus hereby grants to Unica an exclusive license to use such call letters and other identifiers as are currently used by the Station (the "Station's Licensed Identifiers") in connection with the broadcast of Unica's programs on the Station, but for no other purpose. The license granted herein shall expire on the expiration or earlier termination of this Agreement. Unica shall use the Station's Licensed Identifiers in Unica's programming in a manner consistent with the use thereof by Lotus in broadcasts of the Station immediately prior to the Operational Commencement Date during the entire term of this Agreement and as may be required by the Act or the rules, regulations and policies of the FCC. In addition, Lotus agrees, at Unica's cost, to cooperate with Unica in applying for a change or changes in the Station's Licensed Identifiers ("New Station Identifiers") should such a change be deemed appropriate by Unica, so long as such New Station Identifiers are not offensive or contrary to the public interest.

14.      Payola.

         Unica shall provide Lotus with payola affidavits, substantially in the form attached hereto as Attachment C, signed by such of Unica's employees and at such times as Lotus may reasonably request in writing, and shall notify Lotus promptly of any violations it learns of relating to the Act, including Sections 317 and 508 thereof.

15.      Compliance with Law and Other Agreements.

         Unica and Lotus shall, throughout the term of this Agreement, comply in all material respects with the Act, the rules, regulations and policies of the FCC, the terms of the Station's FCC licenses and all other laws and regulations applicable to the conduct of Station business.

16.      Indemnification; Warranty.

          Each party (as the case may be, the "Indemnitor") shall indemnify and hold harmless the other party (as the case may be, the "Indemnitee"), its directors, officers, employees, agents and affiliates, from and against any and all liability, including without limitation all reasonable attorneys fees, arising out of or incident to the programming furnished by the Indemnitor, any breach of this Agreement by the Indemnitor or the conduct of the Indemnitor, its directors, officers, employees, contractors, agents or affiliates. Without limiting the generality of the foregoing, Indemnitor shall indemnify and hold and save the Indemnitee, its directors, officers, employees, agents and affiliates harmless against liability for libel, slander, infringement of trademarks, trade names, or program titles, violation of rights of privacy, and infringement of copyrights and proprietary rights resulting from the programming furnished by the Indemnitor. On and after January 5, 1998, each party will maintain not less than $1 million of libel and slander insurance, and shall provide evidence of such insurance to the other party by December 23, 1997 and on an annual basis thereafter. Lotus shall be a certificate holder with respect to Unica's libel and slander insurance and shall be notified by the insurance carrier within thirty (30) days of a lapse in coverage for Unica. Each party's obligation to hold the other harmless against the liabilities specified above shall survive any termination or expiration of this Agreement for a period of twelve (12) months.

17.      Events of Default.

         Each of the following shall constitute an "Event of Default" under this
Agreement:

         17.1. Default in Covenants. Unica's or Lotus's material non-observance or material non-performance of any covenant or agreement contained herein, other than a material non-observance or material non-performance that constitutes either a Lotus Material Adverse Event or an Unica Material Adverse Event (each as defined below), (provided, however, that such default shall not constitute an Event of Default hereunder unless such default is not cured within twenty (20) business days after delivery of written notice thereof to the breaching party by the non-breaching party); or

         17.2. Breach of Representation. Unica's or Lotus's material breach of any representation or warranty herein, or in any certificate or document furnished pursuant to the provisions hereof, which shall prove to have been false or misleading in any material respect, as of the time made or furnished, and not cured within twenty (20) business days after delivery of written notice thereof to the breaching party by the non-breaching party; or

         17.3. Insolvency. The voluntary filing by Unica or Lotus (or an involuntary filing with respect to Unica or Lotus not vacated within ninety (90) days after such filing) of a petition for reorganization or dissolution under federal bankruptcy laws or under substantially equivalent state laws.

17A.     Material Adverse Event.

                  17A.1. Unica Material Adverse Event. A "Unica Material Adverse Event" shall mean the occurrence of either of the following events: (i) Unica's failure to make the payments required under Section 3 of this Agreement when the same are due and payable hereunder; provided, however, that such failure shall not constitute a Unica Material Adverse Event unless such failure is not cured within twenty (20) business days after delivery of written notice thereof by Lotus to Unica, or (ii) Unica's complete failure to provide any Programming for a period of six (6) consecutive months.

                  17A.2. Lotus Material Adverse Event. A "Lotus Material Adverse Event" shall mean a material adverse change in, or event having an effect on, the Station or its ability or the exercise of its ability to broadcast the Programming, including, but not limited to, a reduction of twenty-five percent (25%) or more of the Population Average (as defined below); provided, however, that such reduction shall not constitute a Lotus Material Adverse Event unless such reduction is not cured within ninety (90) days after delivery of written notice thereof by Unica to Lotus; and provided, further, that a Lotus Material Adverse Event shall be deemed not to have occurred as a result of (a) any failure by Unica to provide Programming, (b) Lotus's exercise of its right under the last sentence of Section 10 and (c) Lotus's exercise of its right pursuant to Section 11. The "Population Average" shall mean, at any point in time, (x) the sum of the population within the Station's five (5) millivolts/meter daytime contour and the population within the Station's five (5) millivolts/meter nighttime contour (y) divided by two (2).

17B.     Arbitration.

         Any dispute or controversy arising with respect to or in connection with this Agreement, including, without limitation, the remedy for an Event of Default, but excluding the occurrence of any Lotus Material Adverse Event or Unica Material Adverse Event, shall be submitted to final and binding arbitration promptly following written notice by either party hereto to the other party. Any such arbitration shall be conducted in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association and as set forth herein. The arbitration shall be conducted by a sole arbitrator and shall be held in Texas.

The arbitrator shall have the power to award equitable as well as legal relief against a defaulting party and to award costs. The award of the arbitrator shall be final and binding upon the parties.

18.      Termination.

         18.1. Termination Upon A Material Adverse Event. If there is a Unica Material Adverse Event, Lotus, at its sole option, by written notice to Unica, may terminate this Agreement. If there is a Lotus Material Adverse Event, Unica, at its sole option, by written notice to Lotus, may terminate this Agreement.

         18.2 Effect of Termination. Upon termination of this Agreement, pursuant to this Section 18, each party shall be free to pursue any and all remedies available at law, in equity or otherwise. Lotus, in addition to its other legal and equitable rights and remedies under this Agreement or under applicable law, shall be entitled immediately to cease making available to Unica any further broadcast time or broadcast transmission and facilities, and all amounts accrued or payable to Lotus prior to the date of termination which have not been paid shall be immediately due and payable. Unica, in addition to its other legal and equitable rights and remedies under this Agreement or under applicable law, shall be entitled immediately to cease providing any further Programming to be broadcast on the Station, and any amounts which have been prepaid to Lotus for any partial quarter beyond the termination date shall be immediately due and payable to Unica subject to the return by Unica of all confidential information with respect to the Station, the removal by Unica of any of its property from the Station's premises and Unica's discharge of its obligations under Section 18.3.

         18.3. Liabilities Upon Termination. Unica shall pay all debts and obligations resulting from its use of the Station's air time and transmission facilities, including, without limitation, accounts payable and net barter balances relating to the period on and after the Operational Commencement Date and prior to the termination of this Agreement and shall be entitled to the revenues and other credits for that period and Lotus shall be entitled to retain the revenues and other credits arising from the Lotus Programming.

         18.4. Specific Performance. In addition to a party's rights of termination hereunder (and in addition to any other remedies available to it or provided under law), in the event of a Unica Material Adverse Event or a Lotus Material Adverse Event, the aggrieved party may seek specific performance of this Agreement, in which case the other party shall waive the defense of an adequate remedy at law and interpose no opposition, legal or otherwise, as to the propriety of specific performance as a remedy hereunder.

19.      Revenues.

         Unica shall receive all revenues attributable to the Programming on and from the Operational Commencement Date and for the period thereafter during the Term of this

Agreement. Lotus shall receive all revenues attributable to the Lotus Programming during the Term of this Agreement.

20.      Representations, Warranties and Covenants.

         20.1 Unica represents and warrants to, and covenants with, Lotus that:

         (a) This Agreement has been duly executed and delivered by Unica, and constitutes its valid and binding obligation, enforceable against it in accordance with its terms, except as limited by laws affecting the enforcement of creditor's rights generally or equitable principles. Unica has all necessary corporate power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary corporate action on Unica's part.

         (b) No consent of any other party and no consent, license, approval or authorization of, or exemption by, or filing, restriction or declaration with, any governmental authority, bureau, agency or regulatory authority, is required in connection with the execution, delivery or performance by Unica of this Agreement.

         (c) The execution, delivery and performance of this Agreement will not violate any provision in Unica's certificate of incorporation or by-laws, nor will it constitute or result in the breach of any term, condition or provision of, or constitute a default under, or accelerate or permit the acceleration of any performance required by, any agreement or other instrument to which Unica is a party or by which any part of its property is bound, or violate any law, regulations, judgment or order binding upon Unica.

         (d) No proceeding is pending or, to the knowledge of Unica, threatened against Unica before any court, government agency or arbitral tribunal that would enjoin or prohibit, or which otherwise questions the validity of, any action taken or to be taken in connection with this Agreement.

         (e) The Programming shall include (i) public service announcements (including, at Lotus's request from time to time, a reasonable number of public service announcements of local interest); (ii) an announcement in form sufficient to meet the station identification requirements of the FCC at the beginning of each hour; (iii) an announcement at the beginning of each segment of programming to indicate the program time has been purchased by Unica; and
(iv) any other announcement that may be required by applicable law or regulations (including, but not limited to, Emergency Broadcast System tests).

         (f) The performing rights to all music contained in the Programming, if any, shall be licensed to Unica by BMI, ASCAP, SESAC or the composer directly or shall be in the public domain.

         (g) Unica shall timely pay any and all expenses or obligations of any kind or nature which Unica is obligated to pay hereunder or relating to the provision of the Programming hereunder, in each case when such payments become due unless such payments are disputed in good faith by Unica.

         (h) Unica shall provide to Lotus, on the 10th of the next succeeding month, monthly documentation of the Programming it has broadcast during the prior month that address the problems, needs and interests of the Station's community.

         20.2 Lotus represents and warrants to, and covenants with, Unica that:

         (a) This Agreement has been duly executed and delivered by Lotus, and constitutes its valid and binding obligation, enforceable against it in accordance with its terms, except as limited by laws affecting the enforcement of creditor's rights generally or equitable principles. Lotus has all necessary corporate power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary corporate action on Lotus' part.

         (b) No consent of any other party and no consent, license, approval or authorization of, or exemption by, of filing, restriction or declaration with, any governmental authority, bureau, agency or regulatory authority, is required in connection with the execution, delivery or performance by Lotus of this Agreement.

         (c) The execution, delivery and performance of this Agreement will not violate any provision of Lotus' articles of incorporation or by-laws, nor will it constitute or result in the breach of any term, condition or provision of, or constitute a default under, or accelerate or permit the acceleration of any performance required by any agreement or other instrument to which Lotus is a party or by which any part of its property is bound, or violate any law, regulation, judgment or order binding upon Lotus.

         (d) No proceeding is pending or, to the knowledge of Lotus, threatened against Lotus before any court, governmental agency or arbitral tribunal that would enjoin or prohibit, or which otherwise questions the validity of, any action taken or to be taken in connection with this Agreement.

         (e) Lotus Programming shall be designed to serve the interest of the Station's service area.

         (f) During the Term of this Agreement, Lotus will hold all licenses and other permits and authorizations necessary for the operation of the Station, and such licenses, permits and authorizations are and will be in full force and effect throughout the Term of this Agreement. There is not pending, or to Lotus's best knowledge, threatened, any action by the FCC or by any other party to revoke, cancel, suspend, refuse to renew or modify adversely any of such licenses, permits or authorizations. To the best of Lotus's knowledge, Lotus is not in violation of any statute, ordinance, rule, regulation, policy, order or decree of any federal, state or local entity, court or authority having jurisdiction over it or the Station, which would have an adverse effect upon Lotus, its assets, the Station or upon Lotus's ability to perform this Agreement. Lotus shall not take any action or omit to take any action which would have an adverse impact upon Lotus, its assets, the Station or upon Lotus' ability to perform this Agreement. All reports and application required to be filed with the FCC or any other governmental body during the Term of this Agreement will be filed in a timely and complete manner. Lotus has, and throughout the Term of this Agreement will maintain, good title to, or rights by license, lease or other agreement to use, all of the assets and properties used in the operation of the Station. During the Term of this Agreement, Lotus shall not dispose of, transfer, assign or pledge any of such assets and properties, except with the prior written consent of Unica, if such action would adversely affect Lotus's performance hereunder or the business and operations of Lotus or the Station permitted hereby.

         (g) At all times during the Term of this Agreement, Lotus shall make available to Unica, on the premises of the Station, an office, a studio and appropriate space for the installation of a satellite dish or the use of an existing satellite dish.

21.      Modification and Waiver.

         No modification or waiver of any provision of this Agreement shall in any event be effective unless the same shall be in writing and signed by the parties, and then such waiver and consent shall be effective only in the specific instance and for the purpose for which given.

22.      Delay in Exercise of Remedies; Remedies Cumulative.

         No failure or delay on the part of Lotus or Unica in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of Lotus and Unica herein provided are cumulative and are not exclusive of any right or remedies which they may otherwise have.

23.      Construction.

         This Agreement shall be construed in accordance with the internal substantive (that is, without reference to conflict of) laws of the State of Delaware and the obligations of the parties hereto are subject to all Federal, state or municipal laws or regulations now or hereafter in force and to the regulations and policies of the FCC and all other governmental bodies or authorities presently or hereafter duly constituted. The parties believe that the terms of this Agreement meet all of the requirements of current FCC policy for time brokerage agreements for radio stations and agree that they shall negotiate in good faith to meet any FCC concern with respect to this Agreement if they are incorrectly interpreting current FCC policy or if FCC policy as hereafter modified so requires. If the parties cannot agree to a modification or modifications deemed necessary by either party to meet FCC requirements, the termination provisions of Section 18 above shall apply. The parties further agree that they will make all required filings with the FCC with respect to this Agreement.

24.      Headings.

         The headings contained in this Agreement are included for convenience only and no such heading shall in any way alter the meaning of any provision.

25.      Successors and Assigns.

         This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns, including, without limitation, any permitted transferees or assignees of any kind of the FCC licenses for the Station.

26.      Counterpart Signatures.

         This Agreement may be signed in one or more counterparts, each of which shall be deemed a duplicate original, binding on the parties hereto notwithstanding that the parties are not signatory to the same original or the same counterpart.

27.      Notices.

         Any notice required hereunder shall be in writing and any payment, notice or other communications shall be deemed given when delivered by hand or one (1) day after deposit with a recognized overnight courier for overnight delivery and addressed as follows:

         (a)      if to Unica:

                  Radio Unica Corp.
                  8400 N.W. 52nd Street
                  Suite 101
                  Miami, Florida  33176
                  Attn:  Joaquin F. Blaya

         with a required copy to:

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  1440 New York Avenue, N.W.
                  Washington, D.C.  20005
                  Attn:  John C. Quale, Esq.

         (b)      If to Lotus:

                  Texas Lotus Corp.
                  c/o Lotus Communications Corp.
                  6290 Sunset Boulevard
                  Suite 1600
                  Los Angeles, California  90028
                  Attn:  Howard A. Kalmenson

         with a required copy to:

                  Robinson Silverman Pearce Aronsohn & Berman LLP
                  1290 Avenue of the Americas
                  New York, New York  10104
                  Attn:  Jerome S. Boros, Esq.

         or such other address as the addressee may have specified in a notice duly given to the sender as provided herein.

28.      Entire Agreement.

         This Agreement (together with the Attachments hereto) and the Option Agreement embody the entire agreement between the parties regarding the subject matter hereof and there are no other agreements, representations, warranties, or understandings, oral or written, between them with respect to the subject matter hereof. No alteration, modification or change of this Agreement shall be valid unless it is embodied in a written instrument signed by both of the parties.

29.      Severability and Assignment.

         If any provision or provisions contained in this Agreement are held to be invalid, illegal or unenforceable, this shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had not been contained herein, provided that the benefits afforded each party hereunder are not materially changed. Neither party may assign this Agreement without the prior written consent of the other party and any purported assignment without such consent shall be null and void and of no legal force or effect, provided that either party may assign this Agreement if it would constitute a pro forma assignment (on Form 316) under
Section 73.3540(f) of the FCC's rules.

30.      No Joint Venture.

         The parties agree that nothing herein shall constitute a joint venture or a principal-agent relationship between them. The parties acknowledge that call letters, trademarks and other intellectual property shall at all times remain the property of the respective parties and that neither party shall obtain any ownership interest in the other party's intellectual property by virtue of this Agreement.

31.      Access to Records.

         Each of Lotus and Unica agrees to permit the other party hereto and its agents and representatives access to all books and records relating to the operation of the Station that may be in its possession.

32.      Beneficiaries.

         Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto and their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

33.      Further Assurances.

         Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take or cause to be taken all such further actions, and to do, or cause to be done, all things necessary, proper or advisable in order to fully effectuate the purposes, terms and conditions of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.



                                             RADIO UNICA CORP.



                                             By:      /s/  Joaquin F. Blaya
                                                     ---------------------------
                                                      Joaquin F. Blaya
                                                      President


                                             TEXAS LOTUS CORP.



                                             By:
                                                     ---------------------------
                                                      Howard A. Kalmenson
                                                      President

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.



                                             RADIO UNICA CORP.



                                             By:
                                                     ---------------------------
                                                      Joaquin F. Blaya
                                                      President


                                             TEXAS LOTUS CORP.



                                             By:    /s/  Howard A. Kalmenson
                                                     ---------------------------
                                                      Howard A. Kalmenson
                                                      President

                                  Attachment A



Payment Due Date                                              Amount
----------------                                              ------
Upon execution                                                $50,000

April 1, 1998                                                 $50,000

July 1, 1998                                                  $50,000

October 1, 1998                                               $50,000

January 1, 1999                                               $56,250

April 1, 1999                                                 $56,250

July 1, 1999                                                  $56,250

October 1, 1999                                               $56,250

January 1, 2000                                               $62,500

April 1, 2000                                                 $62,500

July 1, 2000                                                  $62,500

October 1, 2000                                               $62,500

January 1, 2001                                               $68,750

April 1, 2001                                                 $68,750

July 1, 2001                                                  $68,750

October 1, 2001                                               $68,750

Quarters commencing on January 1, 2002 through
December 31, 2002 (other than pursuant to renewal
under the last sentence of Section 2)                         $41,250

Quarters commencing on January 1, 2003 or later
(other than pursuant to renewal under the last
sentence of Section 2)                                        $50,000

                                  Attachment B



Payment Due Date                                              Amount
----------------                                              ------
January 1, 2002                                               $50,000

April 1, 2002                                                 $50,000

July 1, 2002                                                  $50,000

October 1, 2002                                               $50,000

January 1, 2003                                               $55,000

April 1, 2003                                                 $55,000

July 1, 2003                                                  $55,000

October 1, 2003                                               $55,000

January 1, 2004                                               $60,500

April 1, 2004                                                 $60,500

July 1, 2004                                                  $60,500

October 1, 2004                                               $60,500

                                  Attachment C


                            FORM OF PAYOLA AFFIDAVIT


City of _______________________ )

County of ____________________         )        SS:

State of ______________________        )

                          ANTI-PAYOLA/PLUGOLA AFFIDAVIT

__________________________, being first duly sworn, deposes and says as follows:

1.       He/She is ____________________________ for ___________________________.
                           Position

2.       He/She has acted in the above capacity since _________________________.

3. No matter has been broadcast by Station KZDC for which service, money or other valuable consideration has been directly or indirectly paid, or promised to, or charged, or accepted, by him/her from any person, which matter at the time so broadcast has not been announced or otherwise indicated as paid for or furnished by such person.

4. So far as he/she is aware, no matter has been broadcast by Station KZDC for which service, money, or other valuable consideration has been directly or indirectly paid, or promised to, or charged, or accepted by Station KZDC or by any independent contractor engaged by Station KZDC in furnishing programs, from any person, which matter at the time so broadcast has not been announced or otherwise indicated as paid for or furnished by such person.


                                          -------------------------------------
                                                        Affiant

Subscribed and sworn to before me
this __ day of __________, 19__.


--------------------------------------
Notary Public

My Commission expires: ________________



                                       C-1